       As filed with the Securities and Exchange Commission on November 28, 2001
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------
                                   SCHEDULE TO
            Tender Offer Statement under Section 14(d)(1) or 13(e)(1)
                     of the Securities Exchange Act of 1934

                             ----------------------

                           REPEATER TECHNOLOGIES, INC.
          (Name of Subject Company--Issuer and Filing Person--Offeror)

                             ----------------------

                        OPTIONS TO PURCHASE COMMON STOCK,
                           PAR VALUE $0.001 PER SHARE
                         (Title of Class of Securities)


                                   76027U 10 2
                      (CUSIP Number of Class of Securities)

                             ----------------------

                                CHRIS L. BRANSCUM
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           REPEATER TECHNOLOGIES, INC.
                                1150 MORSE AVENUE
                           SUNNYVALE, CALIFORNIA 94089
                            TELEPHONE: (408) 747-1900
       (Name, address and telephone number of person authorized to receive notices and communications on behalf of Filing Person)

                             ----------------------

                                   Copies to:
                               DEBORAH J. LUDEWIG
                               COOLEY GODWARD LLP
                              FIVE PALO ALTO SQUARE
                               3000 EL CAMINO REAL
                           PALO ALTO, CALIFORNIA 94306
                            TELEPHONE: (650) 843-5000

                            CALCULATION OF FILING FEE
================================================================================
TRANSACTION VALUATION*                       AMOUNT OF FILING FEE**
--------------------------------------------------------------------------------
$511,180                                     $103
================================================================================

* Calculated solely for purposes of determining the filing fee. This amount assumes that options to purchase 3,213,398 shares of Common Stock of Repeater Technologies, Inc. having an aggregate value of $511,180 as of November 26, 2001 will be exchanged pursuant to this offer. The aggregate value of such options was calculated based on the Black-Scholes option pricing model. The number of shares subject to options, the aggregate value of the options and the filing fee are based on the number of shares subject to eligible options on November 26, 2001.

** One-fiftieth of 1% of the value of the transaction, pursuant to Rule 0-11 of the Securities Exchange Act of 1934, as amended.

[ ] CHECK BOX IF ANY PART OF THE FEE IS OFFSET AS PROVIDED BY RULE 0-11(a)(2) AND IDENTIFY THE FILING WITH WHICH THE OFFSETTING FEE WAS PREVIOUSLY PAID. IDENTIFY THE PREVIOUS FILING BY REGISTRATION STATEMENT NUMBER, OR THE FORM OR SCHEDULE AND THE DATE OF ITS FILING.

     AMOUNT PREVIOUSLY PAID:   Not applicable.     FILING PARTY: Not applicable.

     FORM OR REGISTRATION NO.: Not applicable.     DATE FILED: Not applicable.

[ ] CHECK THE BOX IF THE FILING RELATES SOLELY TO PRELIMINARY COMMUNICATIONS MADE BEFORE THE COMMENCEMENT OF A TENDER OFFER.

CHECK THE APPROPRIATE BOXES BELOW TO DESIGNATE ANY TRANSACTIONS TO WHICH THE STATEMENT RELATES:

[ ]  Third-party tender offer subject to Rule 14d-1.

[X]  Issuer tender offer subject to Rule 13e-4.

[ ]  Going-private transaction subject to Rule 13e-3.

[ ]  Amendment to Schedule 13D under Rule 13d-2.

CHECK THE FOLLOWING BOX IF THE FILING IS A FINAL AMENDMENT REPORTING THE RESULTS OF THE TENDER OFFER: [ ]

================================================================================

ITEM 1.        SUMMARY TERM SHEET.

        The information set forth in the Offer to Exchange, dated November 28, 2001 (the "Offer to Exchange"), attached hereto as Exhibit 99.(a)(1)(A), under the "Summary of Terms" section is incorporated herein by reference.

ITEM 2.        SUBJECT COMPANY INFORMATION.

        (a) Name and Address. The name of the issuer is Repeater Technologies, Inc., a Delaware corporation (the "Company"), the address of its principal executive office is 1150 Morse Avenue, Sunnyvale, CA 94089 and the telephone number of its principal executive office is (408) 747-1900. The information set forth in the Offer to Exchange under Section 15 ("Information About Repeater") is incorporated herein by reference.

        (b) Securities. This Tender Offer Statement on Schedule TO relates to an offer by the Company to exchange certain options (the "Eligible Options") currently outstanding under the Company's 1990 Incentive Stock Plan and 2000 Equity Incentive Plan (the "2000 Plan") to purchase shares of the Company's Common Stock, par value $0.001 per share ("Common Stock"), for replacement options (the "Replacement Options") to purchase shares of Common Stock to be granted under the 2000 Plan, upon the terms and subject to the conditions set forth in the Offer to Exchange. The number of shares of Common Stock subject to the Replacement Options will be equal to the number of shares of Common Stock subject to the Eligible Options that are accepted for exchange and cancelled. The information set forth in the Offer to Exchange under the "Summary of Terms" section, Section 1 ("Number of Options; Expiration Date"), Section 5 ("Acceptance of Options for Exchange and Cancellation and Issuance of Replacement Options") and Section 8 ("Source and Amount of Consideration; Terms of Replacement Options") is incorporated herein by reference.

        (c) Trading Market and Price. The information set forth in the Offer to Exchange under Section 7 ("Price Range of Common Stock") is incorporated herein by reference.

ITEM 3.        IDENTITY AND BACKGROUND OF THE FILING PERSON.

        (a) Name and Address. The information set forth under Item 2(a) above is incorporated herein by reference.

ITEM 4.        TERMS OF THE TRANSACTION.

        (a) Material Terms. The information set forth in the Offer to Exchange under the "Summary of Terms" section, Section 1 ("Number of Options; Expiration Date"), Section 3 ("Procedures"), Section 4 ("Change in Election"), Section 5 ("Acceptance of Options for Exchange and Cancellation and Issuance of Replacement Options"),
               Section 6 ("Conditions of the Offer"), Section 8 ("Source and Amount of Consideration; Terms of Replacement Options"), Section 10 ("Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer"), Section 11 ("Legal Matters; Regulatory Approvals"), Section 12 ("Material U.S. Federal Income Tax Consequences") and Section 13 ("Extension of Offer; Termination; Amendment") is incorporated herein by reference.

        (b) Purchases. The information set forth in the Offer to Exchange under Section 9 ("Interests of Directors and Officers; Transactions and Arrangements Involving the Options") is incorporated herein by reference.

ITEM 5.        PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS.

        (e) Agreements Involving the Subject Company's Securities. The information set forth in the Offer to Exchange under Section 9 ("Interests of Directors and Officers; Transactions and Arrangements Involving the Options") is incorporated herein by reference.



                                       2.

ITEM 6.        PURPOSES OF THE TRANSACTION AND PLANS OR PROPOSALS.

        (a) Purposes. The information set forth in the Offer to Exchange under Section 2 ("Purpose of the Offer") is incorporated herein by reference.

        (b) Use of Securities Acquired. The information set forth in the Offer to Exchange under Section 5 ("Acceptance of Options for Exchange and Cancellation and Issuance of Replacement Options") and Section 10 ("Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer") is incorporated herein by reference.

        (c)    Plans. The information set forth in the Offer to Exchange under
               Section 16 ("Risk Factors") is incorporated herein by reference.

ITEM 7.        SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

        (a) Source of Funds. The information set forth in the Offer to Exchange under Section 8 ("Source and Amount of Consideration; Terms of Replacement Options") and Section 14 ("Fees and Expenses") is incorporated herein by reference.

        (b) Conditions. The information set forth in the Offer to Exchange under Section 6 ("Conditions of the Offer") is incorporated herein by reference.

        (d)    Borrowed Funds. Not applicable.

ITEM 8.        INTEREST IN THE SECURITIES OF THE SUBJECT COMPANY.

        (a) Securities Ownership. The information set forth in the Offer to Exchange under Section 9 ("Interests of Directors and Officers; Transactions and Arrangements Involving the Options") is incorporated herein by reference.

        (b) Securities Transactions. The information set forth in the Offer to Exchange under Section 9 ("Interests of Directors and Officers; Transactions and Arrangements Involving the Options") is incorporated herein by reference.

ITEM 9.        PERSONS/ASSETS, RETAINED, EMPLOYED, COMPENSATED OR USED.

        Not applicable.

ITEM 10.       FINANCIAL STATEMENTS.

        (a) Financial Information. Item 8 ("Financial Statements and Supplementary Data") of Part II of the Company's Annual Report on Form 10-K for the fiscal year ended March 30, 2001 and Item 1 ("Financial Statements") of Part I of the Company's Quarterly Reports on Form 10-Q for the quarterly periods ended June 29, 2001 and September 28, 2001 are incorporated herein by reference. The information set forth in the Offer to Exchange under Section 15 ("Information About Repeater") and Section 17 ("Additional Information") is incorporated herein by reference.

        (b)    Pro Forma Financial Information. Not applicable.

ITEM 11.       ADDITIONAL INFORMATION.

        (a) Agreements, Regulatory Requirements and Legal Proceedings. The information set forth in the Offer to Exchange under Section 9 ("Interests of Directors and Officers; Transactions and Arrangements Involving the Options") and Section 11 ("Legal Matters; Regulatory Approvals") is incorporated herein by reference.



                                       3.

        (b)    Other Material Information.  Not applicable.

ITEM 12.       EXHIBITS.

   EXHIBIT
    NUMBER                                DESCRIPTION
--------------   ---------------------------------------------------------------
99.(a)(1)(A)     Offer to Exchange, dated November 28, 2001.

99.(a)(1)(B)     Form of Electronic Letter of Transmittal.

99.(a)(1)(C)     Summary of Terms of Option Exchange.

99.(a)(1)(D)     Form of Election Form.

99.(a)(1)(E)     Form of Notice of Change in Election from Accept to Reject.

99.(a)(1)(F)     Form of Notice of Change in Election from Reject to Accept.

99.(a)(1)(G)     PowerPoint slide presentation to holders of Eligible Options.

99.(a)(1)(H)     Form of Confirmation of Participation in the Offer to Exchange.

99.(a)(1)(I)     Form of Electronic Communication -- Cancellation Date Reminder.

99.(a)(1)(J)     Press Release, dated November 28, 2001, entitled "Repeater
                 Technologies Announces Corporate Retention Initiative."

99.(a)(1)(K)     Repeater Technologies, Inc. Annual Report on Form 10-K for its
                 fiscal year ended March 30, 2001, filed with the Securities and
                 Exchange Commission on June 28, 2001 and incorporated herein by reference.

99.(a)(1)(L)     Repeater Technologies, Inc. Quarterly Report on Form 10-Q for
                 the quarterly period ended June 29, 2001, filed with the
                 Securities and Exchange Commission on August 13, 2001 and
                 incorporated herein by reference.

99.(a)(1)(M)     Repeater Technologies, Inc. Quarterly Report on Form 10-Q for
                 the quarterly period ended September 28, 2001, filed with the
                 Securities and Exchange Commission on November 13, 2001 and
                 incorporated herein by reference.

99.(a)(1)(N)     Definitive Proxy Statement for the Repeater Technologies, Inc.
                 2001 Annual Meeting of Stockholders, filed with the Securities and Exchange Commission on July 26, 2001 and incorporated
                 herein by reference.

99.(b)           Not applicable.

99.(d)(1)        Repeater Technologies, Inc. 1990 Incentive Stock Plan
                 (incorporated herein by reference to Exhibit 10.2 to the
                 Company's Quarterly Report on Form 10-Q for the quarterly
                 period ended September 28, 2001, filed with the Securities and
                 Exchange Commission on November 13, 2001).

99.(d)(2)        Repeater Technologies, Inc. Key Executives Stock Option Plan
                 (incorporated herein by reference to Exhibit 10.3 to the
                 Company's Registration Statement on Form S-1, as amended (No.
                 333-31266), declared effective by the Securities and Exchange
                 Commission on August 8, 2000).



                                       4.

99.(d)(3)        Repeater Technologies, Inc. 2000 Equity Incentive Plan
                 (incorporated herein by reference to Exhibit 10.4 to the
                 Company's Registration Statement on Form S-1, as amended (No.
                 333-31266), declared effective by the Securities and Exchange
                 Commission on August 8, 2000).

99.(d)(4)        Amended and Restated Preferred Stock Purchase Warrant, dated
                 August 6, 1997, issued to Lighthouse Capital Partners II, L.P.
                 (incorporated herein by reference to Exhibit 4.2 to the
                 Company's Registration Statement on Form S-1, as amended (No.
                 333-31266), declared effective by the Securities and Exchange
                 Commission on August 8, 2000).

99.(d)(5)        Warrant to Purchase Shares of Series DD Preferred Stock of
                 Repeater Technologies, Inc., dated January 25, 1999, issued to
                 Phoenix Leasing Incorporated (incorporated herein by reference to Exhibit 4.3 to the Company's Registration Statement on Form
                 S-1, as amended (No. 333-31266), declared effective by the
                 Securities and Exchange Commission on August 8, 2000).

99.(d)(6)        Stock Subscription Warrant to Purchase Series DD Preferred
                 Stock of Repeater Technologies, Inc., dated July 8, 1999,
                 issued to TBCC Funding Trust II (incorporated herein by
                 reference to Exhibit 4.4 to the Company's Registration
                 Statement on Form S-1, as amended (No. 333-31266), declared effective by the Securities and Exchange Commission on August
                 8, 2000).

99.(d)(7)        Form of Warrant to Purchase Shares of Series EE Preferred Stock
                 (incorporated herein by reference to Exhibit 4.6 to the
                 Company's Registration Statement on Form S-1, as amended (No.
                 333-31266), declared effective by the Securities and Exchange
                 Commission on August 8, 2000).

99.(d)(8)        Change of Control Agreement, dated November 3, 1999, between
                 Repeater Technologies, Inc. and Timothy A. Marcotte
                 (incorporated herein by reference to Exhibit 10.7 to the
                 Company's Registration Statement on Form S-1, as amended (No.
                 333-31266), declared effective by the Securities and Exchange
                 Commission on August 8, 2000).

99.(d)(9)        License Agreement, dated May 12, 1998, between Repeater
                 Technologies, Inc. and Matthew Fuerter (incorporated herein by reference to Exhibit 10.8 to the Company's Registration
                 Statement on Form S-1, as amended (No. 333-31266), declared effective by the Securities and Exchange Commission on August
                 8, 2000).

99.(g)           Not applicable.

99.(h)           Not applicable.

ITEM 13.       INFORMATION REQUIRED BY SCHEDULE 13E-3.

        Not applicable.



               [Remainder of this page intentionally left blank.]



                                       5.

                                    SIGNATURE

        After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  November 28, 2001

                                    REPEATER TECHNOLOGIES, INC.

                                    By: /s/ Chris L. Branscum
                                        ----------------------------------------

                                    Name:  Chris L. Branscum
                                    Title: President and Chief Executive Officer



                                       6.

                                INDEX OF EXHIBITS

   EXHIBIT
    NUMBER                                DESCRIPTION
--------------   ---------------------------------------------------------------
99.(a)(1)(A)     Offer to Exchange, dated November 28, 2001.

99.(a)(1)(B)     Form of Electronic Letter of Transmittal.

99.(a)(1)(C)     Summary of Terms of Option Exchange.

99.(a)(1)(D)     Form of Election Form.

99.(a)(1)(E)     Form of Notice of Change in Election from Accept to Reject.

99.(a)(1)(F)     Form of Notice of Change in Election from Reject to Accept.

99.(a)(1)(G)     PowerPoint slide presentation to holders of Eligible Options.

99.(a)(1)(H)     Form of Confirmation of Participation in the Offer to Exchange.

99.(a)(1)(I)     Form of Electronic Communication -- Cancellation Date Reminder.

99.(a)(1)(J)     Press Release, dated November 28, 2001, entitled "Repeater
                 Technologies Announces Corporate Retention Initiative."

99.(a)(1)(K)     Repeater Technologies, Inc. Annual Report on Form 10-K for its
                 fiscal year ended March 30, 2001, filed with the Securities and
                 Exchange Commission on June 28, 2001 and incorporated herein by reference.

99.(a)(1)(L)     Repeater Technologies, Inc. Quarterly Report on Form 10-Q for
                 the quarterly period ended June 29, 2001, filed with the
                 Securities and Exchange Commission on August 13, 2001 and
                 incorporated herein by reference.

99.(a)(1)(M)     Repeater Technologies, Inc. Quarterly Report on Form 10-Q for
                 the quarterly period ended September 28, 2001, filed with the
                 Securities and Exchange Commission on November 13, 2001 and
                 incorporated herein by reference.

99.(a)(1)(N)     Definitive Proxy Statement for the Repeater Technologies, Inc.
                 2001 Annual Meeting of Stockholders, filed with the Securities and Exchange Commission on July 26, 2001 and incorporated
                 herein by reference.

99.(b)           Not applicable.

99.(d)(1)        Repeater Technologies, Inc. 1990 Incentive Stock Plan
                 (incorporated herein by reference to Exhibit 10.2 to the
                 Company's Quarterly Report on Form 10-Q for the quarterly
                 period ended September 28, 2001, filed with the Securities and
                 Exchange Commission on November 13, 2001).

99.(d)(2)        Repeater Technologies, Inc. Key Executives Stock Option Plan
                 (incorporated herein by reference to Exhibit 10.3 to the
                 Company's Registration Statement on Form S-1, as amended (No.
                 333-31266), declared effective by the Securities and Exchange
                 Commission on August 8, 2000).

99.(d)(3)        Repeater Technologies, Inc. 2000 Equity Incentive Plan
                 (incorporated herein by reference to Exhibit 10.4 to the
                 Company's Registration Statement on Form S-1, as amended (No.
                 333-



                                       7.

                 31266), declared effective by the Securities and Exchange
                 Commission on August 8, 2000).

99.(d)(4)        Amended and Restated Preferred Stock Purchase Warrant, dated
                 August 6, 1997, issued to Lighthouse Capital Partners II, L.P.
                 (incorporated herein by reference to Exhibit 4.2 to the
                 Company's Registration Statement on Form S-1, as amended (No.
                 333-31266), declared effective by the Securities and Exchange
                 Commission on August 8, 2000).

99.(d)(5)        Warrant to Purchase Shares of Series DD Preferred Stock of
                 Repeater Technologies, Inc., dated January 25, 1999, issued to
                 Phoenix Leasing Incorporated (incorporated herein by reference to Exhibit 4.3 to the Company's Registration Statement on Form
                 S-1, as amended (No. 333-31266), declared effective by the
                 Securities and Exchange Commission on August 8, 2000).

99.(d)(6)        Stock Subscription Warrant to Purchase Series DD Preferred
                 Stock of Repeater Technologies, Inc., dated July 8, 1999,
                 issued to TBCC Funding Trust II (incorporated herein by
                 reference to Exhibit 4.4 to the Company's Registration
                 Statement on Form S-1, as amended (No. 333-31266), declared effective by the Securities and Exchange Commission on August
                 8, 2000).

99.(d)(7)        Form of Warrant to Purchase Shares of Series EE Preferred Stock
                 (incorporated herein by reference to Exhibit 4.6 to the
                 Company's Registration Statement on Form S-1, as amended (No.
                 333-31266), declared effective by the Securities and Exchange
                 Commission on August 8, 2000).

99.(d)(8)        Change of Control Agreement, dated November 3, 1999, between
                 Repeater Technologies, Inc. and Timothy A. Marcotte
                 (incorporated herein by reference to Exhibit 10.7 to the
                 Company's Registration Statement on Form S-1, as amended (No.
                 333-31266), declared effective by the Securities and Exchange
                 Commission on August 8, 2000).

99.(d)(9)        License Agreement, dated May 12, 1998, between Repeater
                 Technologies, Inc. and Matthew Fuerter (incorporated herein by reference to Exhibit 10.8 to the Company's Registration
                 Statement on Form S-1, as amended (No. 333-31266), declared effective by the Securities and Exchange Commission on August
                 8, 2000).

99.(g)           Not applicable.

99.(h)           Not applicable.



                                       8.